Exhibit 99.1

Boots & Coots Reports Fourth Quarter and Year End Results

HOUSTON--(BUSINESS WIRE)--March 2, 2010--Boots & Coots, Inc. (NYSE Amex: WEL), announced revenues of $53.0 million for the quarter ended December 31, 2009 compared to $55.9 million for the same quarter of 2008. Net income for the quarter was $2.5 million or $0.03 per diluted share, compared to $5.1 million or $0.07 per diluted share for the 2008 fourth quarter. EBITDA (earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below) was $6.8 million or 12.8% of revenues for the quarter, compared to $9.8 million or 17.6% of revenues for the fourth quarter of 2008.

For the year ended December 31, 2009, Boots & Coots reported revenues of $195.1 million compared to $209.2 million for 2008. Net income for the 2009 period was $6.0 million or $0.08 per diluted share, compared to $21.8 million or $0.28 per diluted share for the prior year. EBITDA was $25.3 million for the year ended December 31, 2009 compared to $39.1 million for 2008.

“Year over year, revenues were down only 7% and we remained profitable despite nearly a 50% drop in domestic rig count from its 2008 high and the worldwide recession. We believe these results are a tremendous contrast relative to our peers and are due in large part to our global geographic diversity and the manner in which we deliver our products and services. Our focus continues to be broadening our international reach while continuing to focus on unconventional gas in North America and abroad,” said Jerry Winchester, chief executive officer of Boots & Coots. “Our markets appear to be mostly rebounding from the lows experienced in the third quarter of 2009, and our international diversification and focus on shale plays in the U.S. make us very well positioned for growth as market conditions improve.”

“We continue to expand operations in North Africa and have developed an increasing presence in Southeast Asia. We recently announced a new secure and salvage project with ONGC, which is our third project in India,” concluded Mr. Winchester. “In 2010, we look forward to continuing our business development efforts in Africa, Asia and South America.”

Business Segment Results

Pressure Control

For the quarter ended December 31, 2009, the Pressure Control segment generated revenues of $23.1 million compared to $27.5 million in the fourth quarter of 2008 and $14.9 million in the 2009 prior quarter. EBITDA for the fourth quarter was $3.5 million compared to $5.7 million for the fourth quarter of the prior year and $3.2 million for the third quarter of 2009. The segment’s sequential quarterly improvement was due to increases in both response and prevention and risk management services, partially offset by a bonus accrual in the fourth quarter attributable to the company’s performance.

For the year ended December 31, 2009, the Pressure Control segment generated revenues of $87.6 million and EBITDA of $12.0 million, compared to revenues of $92.8 million and EBITDA of $22.2 million for 2008. The year-over-year decreases were primarily due to a decrease in response revenue offset in part by an increase in international revenue from prevention and risk management projects.

Well Intervention

For the quarter ended December 31, 2009, the Well Intervention segment generated revenues of $23.2 million compared to $23.6 million in the fourth quarter of 2008 and $18.7 million in the 2009 third quarter. EBITDA for the fourth quarter was $1.9 million compared to $3.1 million for the fourth quarter of 2008 and $1.1 million for the third quarter of 2009. The company experienced increased activity compared to the prior third quarter both internationally and in the U.S. onshore and Gulf of Mexico, results of which were partially offset by the bonus accrual.

For the year ended December 31, 2009, the Well Intervention segment generated revenues of $81.0 million and EBITDA of $5.4 million, compared to revenues of $97.2 million and EBITDA of $12.6 million for the prior year. The changes in revenues and EBITDA were primarily due to the temporary suspension of services in Venezuela for part of the first half of the year, reduced business in the Middle East and lower levels of drilling activity in North America, offset by new business in North Africa. Also included in the 2008 results was $9.2 million in revenues related to a project in Bangladesh.

Equipment Services

For the quarter ended December 31, 2009, the Equipment Services segment generated revenues of $6.7 million compared to $4.8 million for the same period in 2008 and $6.7 million for the third quarter of 2009. EBITDA for the quarter was $1.4 million compared to EBITDA of $1.1 million for the fourth quarter of 2008 and $2.4 million for the 2009 third quarter. The sequential decline in EBITDA was primarily due to the bonus accrual.

For the year ended December 31, 2009, the Equipment Services segment generated record revenues of $26.4 million and EBITDA of $7.9 million, compared to revenues of $19.3 million and EBITDA of $4.3 million for 2008. The company continued to expand this business throughout the year.

For the quarter ended December 31, 2009, consolidated SG&A expenses were $2.9 million, compared to $2.6 million in the fourth quarter of 2008 and $2.0 for the 2009 third quarter. The sequential increase in SG&A was primarily due to the bonus accrual and an increase in other employee costs attributable to the company’s performance. For the year ended December 31, 2009 SG&A expenses were relatively flat at $10.3 million.

Interest expense in the 2009 fourth quarter was $0.9 million compared to $0.5 million in the fourth quarter the prior year and $1.0 million in the 2009 third quarter. Interest expense of $3.8 million for 2009 increased by $1.2 million compared to 2008. This increase included $0.6 million in fees related to the new syndicated credit agreement the Company entered into in February of 2009 and an increase in average outstanding borrowings.

For the quarter ended December 31, 2009, the effective income tax rate was 2.0% of pre-tax income compared to 22.3% of pre-tax income in the quarter ended December 31, 2008. The effective tax rate for the year was 31.8% of pre-tax income compared to 20.0% for 2008. The change in the Company’s annual effective tax rate reflects, among other items, a change in the mix of pretax income from our various taxing jurisdictions, and our effective tax rate was adversely impacted by consolidating foreign losses from certain foreign tax jurisdictions which do not generate future tax benefits.

Conference Call

Boots & Coots will discuss 2009 fourth quarter and year end results via a conference call and Webcast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 800-510-0146, passcode ‘Boots & Coots’. To listen to the live Web cast, log on to www.boots-coots.com/investorrelations and click on the ‘2009 Earnings Web cast’ link. A replay of the Web cast will be available on the investor relations page of the Company’s Website within 24 hours of the call. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 92160845.

About Boots & Coots

Boots & Coots, Inc., with its headquarters in Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. Boots & Coots’ products and services include well intervention services designed to enhance production for oil and gas operators. These services consist primarily of hydraulic workover and snubbing services. Boots & Coots’ equipment services segment provides high pressure, high temperature rental tools. The company’s pressure control services are designed to reduce the number and severity of critical events such as oil and gas well fires, blowouts or other incidences due to loss of control at the well. This segment consists primarily of the company’s Safeguard prevention and emergency response services. Additional information can be found at www.boots-coots.com.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at www.sec.gov.

(Tables to follow)

BOOTS & COOTS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)

REVENUES	$53,047	$55,866	$195,074	$209,237

COST OF SALES, excluding depreciation and amortization	33,904	33,649	128,261	129,018
OPERATING EXPENSES	9,433	9,778	31,037	30,599
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,874	2,590	10,306	10,304
FOREIGN CURRENCY TRANSLATION	28	34	213	189
DEPRECIATION AND AMORTIZATION	3,363	2,650	12,586	9,307

OPERATING INCOME	3,445	7,165	12,671	29,820

INTEREST EXPENSE	861	541	3,756	2,546
OTHER EXPENSE, net	10	5	99	3

INCOME BEFORE INCOME TAXES	2,574	6,619	8,816	27,271
INCOME TAX EXPENSE	52	1,478	2,807	5,452

NET INCOME	$2,522	$5,141	$6,009	$21,819

Basic Earnings per Common Share	$0.03	$0.07	$0.08	$0.29

Weighted Average Common Shares Outstanding – Basic	77,383,000	76,642,000	77,018,000	75,845,000

Diluted Earnings per Common Share	$0.03	$0.07	$0.08	$0.28

Weighted Average Common Shares Outstanding – Diluted	79,195,000	78,003,000	78,432,000	78,040,000

Information concerning operations in our business segments for the three months and for the year ended December 31, 2009 and 2008 is presented below. Certain reclassifications have been made to the prior periods to conform to the current presentation.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
	(unaudited)
Revenues
Pressure Control	$23,132	$27,504	$87,613	$92,804
Well Intervention	23,200	23,570	81,027	97,167
Equipment Services	6,715	4,792	26,434	19,266
	$53,047	$55,866	$195,074	$209,237
EBITDA (a)
Pressure Control	$3,511	$5,677	$11,986	$22,209
Well Intervention	1,877	3,075	5,355	12,571
Equipment Services	1,420	1,063	7,916	4,347
	$6,808	$9,815	$25,257	$39,127
Depreciation and Amortization (b)
Pressure Control	$171	$214	$639	$1,032
Well Intervention	2,247	1,917	8,659	6,796
Equipment Services	945	519	3,288	1,479
	$3,363	$2,650	$12,586	$9,307
Operating Income (Loss)
Pressure Control	$3,340	$5,463	$11,347	$21,177
Well Intervention	(370)	1,158	(3,304)	5,775
Equipment Services	475	544	4,628	2,868
	$3,445	$7,165	$12,671	$29,820

(a)	EBITDA represents earnings before interest, income taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure.
(b)	Operating expenses and depreciation and amortization have been charged to each segment based upon specific identification of expenses and an allocation of remaining non-segment specific expenses pro rata between segments based upon relative revenues.

BOOTS & COOTS, INC. RECONCILIATION BETWEEN CONSOLIDATED STATEMENTS OF INCOME AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)
Net Income	$2,522	$5,141	$6,009	$21,819

Income Tax Expense	$52	$1,478	$2,807	$5,452

Other Expense, net	$10	$5	$99	$3

Interest Expense	$861	$541	$3,756	$2,546

Depreciation and Amortization	$3,363	$2,650	$12,586	$9,307

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (a)	$6,808	$9,815	$25,257	$39,127

(a)	Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and present it in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

BOOTS & COOTS, INC. CONSOLIDATED BALANCE SHEETS (in thousands except share and per share amounts) ASSETS

	December 31, 2009	December 31, 2008

CURRENT ASSETS:
Cash and cash equivalents	$7,357	$6,220
Restricted cash	323	0
Receivables, net	70,471	70,940
Inventory	3,569	2,746
Prepaid expenses and other current assets	10,928	10,801
Total current assets	92,648	90,707

PROPERTY AND EQUIPMENT, net	80,289	80,469
GOODWILL	14,313	9,150
INTANGIBLE ASSETS, net	7,500	3,960
OTHER ASSETS	2,616	687
Total assets	$197,366	$184,973

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$6,931	$5,523
Accounts payable	17,857	19,988
Income tax payable	3,587	5,649
Accrued compensation and benefits	6,004	9,325
Accrued taxes, other than income tax	5,003	4,278
Accrued liabilities	6,262	5,775
Total current liabilities	45,644	50,538

LONG-TERM DEBT, net of current maturities	32,359	5,009
RELATED PARTY LONG-TERM DEBT	3,000	21,166
DEFERRED TAXES	5,638	5,799
OTHER LIABILITIES	1,108	700
Total liabilities	$87,749	$83,212

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock ($.00001 par value, 5,000,000 shares authorized, zero shares issued and outstanding at December 31, 2009 and 2008)	-	-
Common stock ($.00001 par value, 125,000,000 shares authorized, 80,046,000 and 77,075,000 shares issued and outstanding at December 31, 2009 and 2008, respectively)	1	1
Additional paid-in capital	129,955	128,108
Accumulated other comprehensive loss	(1,234)	(1,234)
Accumulated deficit	(19,105)	(25,114)
Total stockholders' equity	109,617	101,761
Total liabilities and stockholders' equity	$197,366	$184,973

BOOTS & COOTS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Year Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,009	$21,819
Adjustments to reconcile net income to net cash provided operating activities
Depreciation and amortization	12,586	9,307
Deferred tax provision (benefit)	(161)	121
Stock based compensation	1,693	1,397
Bad debt provision (recovery)	480	2,177
Excess tax benefit(expense)	91	(265)
Other non-cash charges	-	(263)
Gain on sale or disposal of assets	(654)	(215)
Changes in operating assets and liabilities:
Receivables	455	(28,073)
Inventory	(823)	(1,361)
Prepaid expenses and current assets: net of assets acquired	(468)	(2,005)
Other assets and goodwill	(1,929)	(110)
Accounts payable and accrued liabilities	(6,059)	20,377
Net cash provided by operating activities	11,220	22,906

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquired, net of cash	(6,668)	-
Property and equipment additions	(14,726)	(28,537)
Insurance proceeds from disposal of property and equipment	3,432	-
Proceeds from sale of assets	484	417
Net cash used in investing activities	(17,478)	(28,120)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of term loan	(9,087)	(1,940)
Payment of related party debt	(21,166)	-
Revolving credit borrowings, net	3,469	5,374
Principal payment under capital lease obligations	(52)	(3)
Proceeds from term loan	34,400	-
Purchase of Treasury Stock	-	(37)
Excess tax benefit	(91)	265
Net proceeds from issuance of common stock	-	-
Decrease (increase) in restricted cash	(323)	-
Stock options exercised	245	1,274
Net cash provided by financing activities	7,395	4,933
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,137	(281)
CASH AND CASH EQUIVALENTS, beginning of year	6,220	6,501
CASH AND CASH EQUIVALENTS, end of year	$7,357	$6,220

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$2,938	$2,758
Cash paid for income taxes	5,114	4,876

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Long term notes issued for acquisition of business	$3,000	$-
Capital lease obligations for equipment additions	$24	$177

CONTACT:
Boots & Coots, Inc.
Investor Contact:
Jennifer Tweeton, 281-931-8884
jtweeton@boots-coots.com